Exhibit 10.07

MEDIA GENERAL, INC.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Amended and Restated

Effective January 1, 2008

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

i

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

INTRODUCTION

Media General, Inc., hereby amends and restates the Media General, Inc., Executive Supplemental Retirement Plan (the “Plan”) for the benefit of the eligible officers and executive employees of Media General, Inc., and its wholly owned subsidiaries (collectively the “Company”) that was originally adopted on May 24, 1979, and amended and restated from time to time since its original effective date.

Effective January 1, 2008, the Plan is amended to conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). The Plan has been operated in good faith compliance with the requirements of Section 409A of the Code for periods starting January 1, 2005, and through December 31, 2008. Effective January 1, 2008, the Plan is intended to comply with section 409A of the Code and final regulations thereunder.

ARTICLE I

PURPOSE

The Plan is intended to advance the interests of the Company by providing certain of its officers and other key executive employees with supplemental retirement benefits and thus an additional incentive to promote the success of the Company and to encourage the employees to remain employed by the Company. The Plan is intended to be (and shall be construed and administered as) an “employee pension benefit plan” under the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is unfunded and maintained by the Company solely to provide retirement income to a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan also is intended to comply in form and operation with the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). All questions concerning the Plan should be interpreted in light of the Company’s intention to satisfy the applicable requirements of ERISA and Code section 409A.

ARTICLE II

ADMINISTRATION OF PLAN

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

In discharging the duties assigned to it under the Plan, the Committee and each other fiduciary with respect to the Plan has the discretion to interpret the Plan; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and to make all other determinations necessary or advisable for the discharge of its duties under the Plan. Each fiduciary’s discretionary authority is

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

absolute and exclusive if exercised in a uniform and nondiscriminatory manner with respect to similarly situated individuals. The express grant in the Plan of any specific power to a fiduciary with respect to any duty assigned to it under the Plan must not be construed as limiting any power or authority of the fiduciary to discharge its duties. A fiduciary’s decision is final and conclusive unless it is established that the fiduciary’s decision constituted an abuse of its discretion.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Any salaried executive employee of the Company shall be eligible to participate in the Plan.

From the employees eligible to participate in the Plan, the Committee may from time to time select those employees whom the Committee shall recommend to the Board for participation in the Plan. In selecting those employees who shall be recommended at any time, the Committee shall consider the position and responsibilities of the eligible employees, the value of their services to the Company and such other factors as the Committee deems pertinent.

As promptly as practicable after the Committee shall have made recommendations to the Board, the Board shall review the recommendations of the Committee and in the Board’s discretion designate all or any number of those employees as shall have been recommended by the Committee as participants in the Plan. Set forth in Exhibit A and in Exhibits B and C attached hereto are the Participants and Special Participants, respectively, who have been designated from time to time.

ARTICLE IV

SUPPLEMENTAL RETIREMENT BENEFIT

(a) The Company shall pay a supplemental retirement benefit to each Participant upon his Separation from Service after attaining age fifty-five (55). Upon the death of a Participant, a death benefit will be paid to his spouse or designated beneficiary in accordance with the provisions of Article VI hereof.

(b) Subject to the provisions of (c), (d), (e) and (f) of this Article IV, the amount of the supplemental retirement benefit payable to a Participant shall be equal to the difference between the amounts determined under (1) and (2), as follows:

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(1) An amount equal to fifty-five percent (55%) of the Participant’s average annual compensation for the five calendar years of his employment by the Company prior to his death or Separation from Service during which his compensation was the highest. If the Participant has been employed by the Company for less than five years, the average compensation for such number of years shall be used in this computation.

(2) An amount equal to the total of the annual retirement benefits the Participant is entitled to receive under the MG Advantage Retirement Plan (the “Retirement Plan”) and all other retirement plans or benefit arrangements providing for a pension payable with respect to the Participant’s employment by the Company or any other employer (collectively, the “Pension Plans”) assuming that the Participant commences his benefits under the Pension Plans at the same time that benefits begin under this Plan. For purposes of this Plan, the joint and survivor annuity provided under such Retirement Plan and the comparable form of benefit under any other retirement plan or benefit arrangement taken into account in this computation shall be deemed to be the applicable form of benefit. Distributions under the MG Advantage 401(k) Plan or Media General, Inc. Deferred Compensation Plan shall not be taken into account in this computation, and in the case of Participants who are admitted to the Plan on or after January 1, 1991, benefits provided under a plan or arrangement that is sponsored by an employer other than the Company shall not be included in the determination of the amount under this Article IV(b)(2).

No benefit shall be payable if the amount computed under (2) equals or exceeds the amount computed under (1).

For purposes of the Plan, a Participant’s compensation for a calendar year shall mean the sum of (i) a Participant’s highest base rate salary that is payable during the calendar year and (ii) the Incentive Bonus that is payable to such Participant with respect to the prior calendar year. The determination of compensation shall be made for each calendar year during which a Participant is employed by the Company irrespective of the number of days during each such calendar year that the Participant is actually employed by the Company. In the case of a Participant who is entitled to receive supplemental disability payments under Article V, the benefit payable under Article V shall be treated as compensation for purposes of Article IV.

(c) The benefit payments provided in Article IV(b) shall be reduced if such payments commence upon the Participant’s Separation from Service prior to attaining age sixty-three (63). If a Participant Separates from Service prior to attaining age sixty-three (63), the benefit payment shall be an amount equal to the amount of the benefit payment computed as provided in Article IV(b) multiplied by the applicable factor in the table set forth below:

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

Age at Separation from Service	Reduced Benefit Factor
62	92.3%
61	84.6%
60	76.9%
59	70.7%
58	64.6%
57	58.4%
56	53.8%
55	49.2%

The reduction of any benefit payment required by this Article IV(c) can be waived by the Committee in its sole discretion.

(d) If a Participant who enters the Plan on or after January 1, 1991, Separates from Service, other than on account of his death or disability, prior to completing fifteen (15) full years of service to the Company after his admission to the Plan, the percentage of average annual compensation used to determine the amount in paragraph 4(b)(1) shall be reduced to the following percentage:

Years of Service (in Plan)	Benefit Percentage
14	54%
13	53%
12	52%
11	51%
10	50%
9	45%
8	40%
7	35%
6	30%
5	25%
4	20%
3	15%
2	10%
1	5%
0	0%

(e) If a Participant who entered the Plan prior to January 1, 1991, terminates his employment with the Company prior to January 1, 1996, other than on account of his death or disability, the percentage of average annual compensation provided in Article IV(b)(1) shall be reduced to the following percentage:

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

Year Employment Terminates	Benefit Percentage
1995	54%
1994	53%
1993	52%
1992	51%
1991	50%

(f) The benefit payment computed under Article IV(b), as reduced by Article IV(c) and (d), shall be an annual amount which shall be payable in monthly installments commencing on the first day of the first month following the six-month anniversary of the Participant’s Separation from Service from the Company on or after age fifty-five (55) and terminating with the last installment paid prior to the Participant’s death. Any payments that would have been made during the six-month period commencing on the Participant’s Separation from Service and ending on the date monthly payments begin shall be accumulated and paid on the date of the first payment.

(g) At the Participant’s option, he may elect to receive reduced benefit payments in exchange for the Company’s agreement to make one hundred and twenty (120) monthly payments under the Plan irrespective of the death of the Participant and/or his spouse. Such election must be made no later than December 31, 2008, for individuals who are Participants in the Plan on such date; provided, however, that any election made in calendar year 2008 may not apply to payments commencing in 2008. For individuals who become Participants on and after January 1, 2009, such election must be made within thirty (30) days after the individual first becomes eligible to participate in the Plan. The amount of the reduction of the benefit to be paid to the Participant and to his spouse upon his death will be determined by an actuarial consulting firm selected by the Company. The Participant shall designate who shall be the recipient of the guaranteed payments upon the death of the survivor of the Participant and his spouse. In the absence of such designation, payments shall be made to the Participant’s estate. Notwithstanding the foregoing, a Participant may change his election by filing a subsequent election with the Committee, provided that any such election (i) may not take effect for twelve (12) months after it is made and (ii) must postpone payment or commencement of the Participant’s benefit for at least five (5) years from the date the benefit was otherwise scheduled to be paid or to commence.

(h) For purposes of the Plan, Separation from Service means either: (i) the complete cessation of the performance of services by the Participant for the Company for whatever reason, or (ii) a diminished level of services where the Participant is expected to perform services at a level equal to twenty percent (20%) or less of the average level of service provided during the immediately preceding thirty-six (36) months.

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(i) Notwithstanding the foregoing provisions, Special Participants shall be entitled to receive only those supplemental retirement benefits specified in Exhibits B and C respectively.

ARTICLE V

SUPPLEMENTAL DISABILITY BENEFIT

(a) In the event a Participant terminates his employment by the Company on account of his Disability, he will not be treated as having retired from the Company during the period of his Disability for purposes of Article IV, and he will be paid a Supplemental Disability Benefit until the earlier of (i) the date he resumes his employment with the Company in his former position, or (ii) the date he attains the age of sixty-three (63). For purposes of the Plan, a Participant is considered Disabled if the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(b) The Supplemental Disability Benefit shall be an amount equal to the difference between the amounts determined under (1) and (2) below as follows:

(1) An amount equal to the Participant’s base compensation for the year in which he becomes Disabled plus an amount equal to the incentive bonus, if any, that is payable to such Participant with respect to the calendar year next preceding the year in which he becomes Disabled. Such amount will be increased or decreased for each subsequent calendar year by a factor that is equal to the increase or decrease in the average covered compensation of all participants in the Employees Retirement Plan of Media General, Inc., from year to year.

(2) An amount equal to the aggregate amount of compensation received by the Participant with respect to services performed by the Participant for the Company and any other employer (including the Participant himself in the case of self-employment income) during the period he is receiving supplemental disability payments hereunder plus an amount equal to the Social Security benefits, if any, that such Participant is entitled to receive during the period.

(c) The Supplemental Disability Benefit payment provided in Article V(b) shall be an annual amount which shall be payable in monthly installments commencing on the first day of the first month following the suspension of the Participant’s employment by the Company on account of his disability and continuing until he resumes his employment with the Company in his former position or until he attains the age of sixty-three (63).

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(d) If a Participant attains the age of sixty-three (63) while he is entitled to receive Supplemental Disability Benefit payments under the Plan, he will be deemed to have retired from the Company for purposes of Article IV as of such date, and such Supplemental Disability Benefit payments will cease and he will be entitled to receive the benefit payment computed under Article IV commencing on the first day of the first month following such date.

(e) Notwithstanding the foregoing provisions, Special Participants shall not be entitled to any Supplemental Disability Benefits.

ARTICLE VI

DEATH BENEFIT

(a) Upon the death of a Participant receiving or entitled to receive benefit payments under the Plan, the Company shall pay a death benefit as hereinafter provided.

(b) A spouse’s benefit shall be payable only in the event the Participant was married to the spouse at the time of the Participant’s Separation from Service.

(c) The benefit payable to a Participant’s spouse shall be an amount equal to the difference between the amounts computed under (1) and (2) as follows:

(1) An amount equal to 80% of the amount determined under Article IV(b)(1).

(2) An amount equal to the total of the benefits the Participant’s spouse is entitled to receive under the Pension Plans taken in account in computing the amount under Article IV(b)(2).

No benefit shall be payable hereunder if the amount computed under (2) above equals or exceeds the amount computed under (1) above. If the Participant has made an election to receive a reduced benefit pursuant to Article IV(g), the amount of the spouse’s benefit will be determined by an actuarial consulting firm selected by the Company at the time such election is made.

(d) The spouse’s benefit shall be paid to the surviving spouse in monthly installments commencing on the first day of the first month following the Participant’s death and continuing until the death or remarriage of the surviving spouse.

(e) In the event of the death of a Participant prior to his Separation from Service, the spouse’s benefit shall nevertheless be payable as provided herein.

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(f) Upon the death of a Participant who has not retired and who is not married at the time of his death, the Company shall pay to the estate of such Participant a lump sum payment equal to the present value of the benefit payments that would have been made to such Participant pursuant to Article IV during the ten (10) year period following his death determined as if such Participant had retired at age sixty-three (63) and lived for ten (10) years. In determining such present value, the discount rate shall be a rate equal to the yield on ten (10) year government obligations determined on the last day of the month next preceding the lump sum payment hereunder, which payment shall be made within ninety (90) days of the date of the Participant’s death.

(g) Notwithstanding the foregoing provisions, a surviving spouse of a Special Participant shall be entitled to a spousal benefit only in accordance with the schedule on Exhibit B. No other benefit shall be payable to any other person.

ARTICLE VII

ELECTION OF IN-SERVICE DISTRIBUTIONS

No elections may be made under this section on and after January 1, 2005.

(a) Eligibility. A Participant who has at least fifteen (15) full years of service with the Company after his admission to the Plan, who has attained the age of sixty-five (65) and who has remained in the employ of the Company may elect to begin in-service distributions of his supplemental retirement benefit.

(b) Election of Benefit. A Participant satisfying the eligibility requirements of Article VII(a) may make an irrevocable written election to begin receiving in-service payments. Such written election must be filed with the Company not later than the January 1 of the year prior to the year in which the Participant wishes to begin receiving in-service payments; provided, however, that a Participant who is eligible to make such election as of the effective date of this amendment shall make such an election not later than December 25 of that year in order to receive an initial distribution in that year. An election made under this Article VII(b) shall override all other provisions of the Plan that set forth distribution rules, and the Participant’s and Spouse’s benefits shall be paid under the provisions of this Article VII.

(c) Definitions

(1) Accrued Benefit. Accrued Benefit means the supplemental retirement benefit that a Participant has earned, calculated under Article IV(b), based on his five-year average annual compensation as of the effective date of benefit determination.

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(2) Actuarial Equivalent. Actuarial Equivalent means a benefit of equal value computed using the interest and mortality assumptions specified under the terms of the Retirement Plan.

(3) In-Service Distribution Date. In-Service Distribution Date means the date as of which in-service distributions are calculated and begin.

(4) Gross Supplemental Retirement Benefit. Gross Supplemental Retirement Benefit means the benefit calculated prior to any qualified plan offsets (but after any reductions due to a Participant’s prior election to exchange benefits under this Plan for rights in and to a life insurance contract under the provisions of this Plan prior to November 24, 2003).

(d) Payment of In-Service Distribution. The lump sum present value shall be calculated equal to the Actuarial Equivalent of a Participant’s Accrued Benefit determined as of a Participant’s In-Service Distribution Date. If a Participant made a prior election to exchange benefits under this Plan for rights in and to a life insurance contract under the provisions of this plan prior to November 24, 2003, that Participant’s lump sum present value shall be reduced by the premium payments actually made by the Company prior to November 24, 2003. The Participant shall receive payment of the lump sum present value in two parts as follows:

(1) 35% of the Participant’s lump sum benefit as of his In-Service Distribution Date shall be payable on, or as soon as administratively practical following, his In-Service Distribution Date; and,

(2) the remaining present value will be paid as a life annuity in annual installments commencing on the first day of January of the second year following his In-Service Distribution Date.

(e) Termination of Employment. Upon the Participant’s termination of employment or retirement following the election of in-service distributions under this Article VII, the Participant shall continue to receive payments of his benefit in the form elected at his In-Service Distribution Date.

(f) Death of Participant. Upon the death of a Participant receiving benefit payments under this Section VII, a spouse’s benefit shall be payable only in the event the Participant was married to the spouse at the time of the termination of Participant’s employment by the Company. The benefit payable to the Participant’s spouse shall be an amount equal to the difference between the amounts computed under (1) and (2) as follows:

(1) an amount equal to 80% of the Participant’s Gross Supplemental Retirement Benefit determined at the Participant’s In-Service Distribution Date, reduced by the lump sum benefit amount determined under paragraph 7(d)(1), minus

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(2) an amount equal to the total of the benefit the Participant’s spouse is entitled to receive under the Pension Plans determined as of the Participant’s In-Service Distribution Date.

The spouse’s benefit shall be paid to the surviving spouse in annual installments commencing on the later of the first day on which benefits would have been payable to the Participant under Article VII(d)(2) or the first day of the first month following the Participant’s death. Such benefit shall continue until the death or remarriage of the surviving spouse.

(g) Limitation of Benefits. In no event shall the payments made to an electing Participant pursuant to this Section VII be more than the total payments that Participant would have received pursuant to the Plan had that Participant actually retired from the Company at the time of the Participant’s Article VII(b) election. The Company specifically shall apply this requirement before making any payments pursuant to Article VII(d) and before making any payments pursuant to Article VII(e) or 7(f).

ARTICLE VIII

NON-COMPETE PROVISION

A Participant shall not, without the written consent of the Company, directly or indirectly enter into or in any manner take part in any business, profession or other endeavor which shall be in competition with the business of the Company, either as an employee, agent, independent contractor, owner or otherwise in any state in which the Company is conducting business.

ARTICLE IX

MISCELLANEOUS PROVISIONS

(a) No Participant or spouse shall have any right to receive benefits under the Plan prior to the Participant’s Separation from Service.

(b) In the event of the termination of a Participant’s employment by the Company prior to his death, disability or retirement, or in the event a Participant breaches the non-compete provision in Article VIII, all rights of the Participant and his spouse and all obligations of the Company under the Plan shall cease.

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(c) The Plan shall be unfunded for federal income tax purposes and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Company to make future benefit payments. Nevertheless, for the convenience of the Company, a trust fund may be established to segregate certain assets for the purpose of paying benefits under the Plan. The Company shall be the beneficial owner of such assets, and no Participants or Beneficiary shall have any right, title, or interest in or to any such assets.

(d) Benefits payable to or for the benefit of a Participant or Beneficiary shall not be assignable and shall not be subject to the claims of creditors of such Participant or Beneficiary.

(e) The Company reserves the right at any time to amend, modify or terminate the Plan, in whole or in part. Any such amendment, modification or termination of the Plan shall be made by a resolution adopted by the Board of Directors and distributed to Participants within sixty (60) days from the later of the date of adoption or the effective of such action; provided, however, that the Company shall not amend the Plan retroactively in such a manner as to deprive any Participant or Beneficiary of any benefit to the extent that such benefit was accrued and vested prior to the amendment, modification or termination. The Plan shall not be terminated unless such termination is permitted and administered in accordance with Treasury Regulation section 1.409A-3(j)(4)(ix).

(f) A Participant shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payment of any debts or judgments, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

ARTICLE X

WAIVER OF VESTING AND BENEFIT ACCRUAL LIMITATIONS

The Board may, in its sole discretion, waive, modify or amend all or any portion of the provisions of the Plan that have the effect of limiting the amount or the timing of payments that are to be made under the Plan. Such action by the Board may be made on a case by case basis or may be made with respect to all Participants.

ARTICLE XI

ANTI-ACCELERATION

Notwithstanding anything in the Plan to the contrary, no change submitted on an election form shall be accepted by the Company if the change accelerates the time over which distributions shall be made to the Participant (except as other permitted under Code section 409A). The Company shall deny any change made to an election if the Company determines that the change violates the requirement under Code section 409A.

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

Notwithstanding the preceding, the Company, in its discretion, may accelerate distributions under the Plan in accordance with each of the payment events contained in Treasury Regulation section 1.409A-3(j)(4)(ii) through (xiv).

ARTICLE XII

CLAIMS PROCEDURE

Any claim by a Participant or his Beneficiary (hereafter “Claimant”) for benefits shall be submitted to the Committee. The Committee shall be responsible for deciding whether such claim is within the scope provided by the Plan (a “Covered Claim”) and for providing full and fair review of the decision with respect to such claim. In addition, the Committee shall provide a full and fair review in accordance with ERISA, including without limitation Section 503 thereof.

Each Claimant or other interested person shall file with the Committee such pertinent information as the Committee may specify, and in such manner and form as the Committee may specify and provide, and such person shall not have any rights or be entitled to any benefits or further benefits hereunder, as the case may be, unless such information is filed by the Claimant or on behalf of the Claimant. Each Claimant shall supply at such times and in such manner as may be required, written proof that the benefit is covered under the Plan. If it is determined that a Claimant has not incurred a Covered Claim or if the Claimant shall fail to furnish such proof as is requested, no benefits or no further benefits hereunder, as the case may be, shall be payable to such Claimant.

For all purposes under the Plan, the decision with respect to a claim if no review is requested and the decision with respect to a claim if review is requested shall be final, binding and conclusive on all interested parties as to matters relating to the Plan.

ARTICLE XIII

OMNIBUS PROVISIONS

(a) Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1).

Media General, Inc.

Executive Supplemental Retirement Plan

Amended and Restated Effective January 1, 2008

(b) It is specifically intended that all elections, consents and modifications thereto under the Plan will comply with the requirements of Code section 409A (including any transition or grandfather rules thereunder). The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code section 409A (including any transition or grandfather rules thereunder and to declare any election, consent or modification thereto void if non-compliant with Code section 409A.